UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2011
COLORADO GOLDFIELDS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51718	20-0716175

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10920 West Alameda Avenue, Suite 201 Lakewood, CO	80226

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 984-5324
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 13, 2011, we entered into a Purchase Agreement with Algae Farm (USA), Inc. for 63 claims located in San Juan County, Northeast of Monticello, Utah.

The claim group consists of 63 (55 Payday & 8 Rage) claims, located in Township 32 South, Range 24 East, Sections 25, 26, 35 in San Juan County, Utah. The terms of the agreement include the issuance of 250,000,000 restricted shares of Class A common stock in Colorado Goldfields with two blocks of 125,000,000 shares each subject to lock up provisions for periods of 1 and 2 years respectively, during which no sales or other conveyances may be undertaken.

The agreement is attached as Exhibit 10.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

New Employment Agreement with our Chief Financial Officer

We employed C. Stephen Guyer as our Chief Financial Officer, on February 14, 2008. We entered into a new employment agreement with Mr. Guyer, effective July 1, 2011, which will replace his prior agreements. Under the new agreement which is for a period of one year, we have agreed to the following: (i) the payment by our company to Mr. Guyer of a salary of $25,000 per month; and (ii) certain employee benefits, including group health insurance, pension and profit sharing and other such benefits that we may elect to provide our employees from time to time. Mr. Guyer acknowledges that salary and/or expenses may, upon consultation with the Chief Executive Officer, be paid in stock pursuant to the Company’s 2008 Stock Compensation Plan in lieu of cash.

The executive employment agreement may be terminated, among other things: (i) by notice of termination from one party to the other; or (ii) upon the death of Mr. Guyer. Upon the termination of the executive employment agreement, Mr. Guyer will generally be entitled to separation pay equal to six months of pay for each year of service.

The foregoing is a summary of the new employment agreement with Mr. Guyer. This description of the executive employment agreement is qualified by the agreement, attached hereto as Exhibit 10.2, for the other terms and conditions

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Purchase Agreement between Colorado Goldfields Inc. and Algae Farm (USA), Inc. dated June 13, 2011.

10.2	Employment Agreement: C. Stephen Guyer effective July 1, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLORADO GOLDFIELDS INC.

Dated: June 17, 2011

	By:	/s/ Lee R. Rice

Lee R. Rice
President & Chief Executive Officer